SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 31, 2008
(Date of Report; Date of Earliest Event Reported)

BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)
100 Phoenix Drive, Ann Arbor, MI 48108
(Address of Principal Executive Offices)

734-477-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 3.01            Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 31, 2008, Borders Group, Inc. (the “Company”) received a notice from the New York Stock Exchange (the “Exchange”) that the Company did not satisfy one of the Exchange’s standards for continued listing applicable to its common stock. The Exchange noted specifically that the Company was “below criteria” for the Exchange’s price criteria for common stock because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30-trading-day period. The Exchange’s price criteria standard requires that any listed security trade at a minimum average closing share price of $1.00 during any consecutive 30-trading-day period.

Under the Exchange’s rules, in order to cure the deficiency for this continued listing standard, the Company must bring its share price and average share price back above $1.00 by six months following receipt of the non-compliance notice.

Further, the NYSE also has advised the company that its current absolute market capitalization is approaching the minimum standard of total market capitalization of $25 million over a 30 trading-day period, which is a minimum threshold standard that does not allow for any cure period.

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2009, the Board of Directors of the Company announced the appointment of Ron Marshall as President, Chief Executive Officer and a Director of the Company, effective January 5, 2009. The Company’s current CEO, George, L. Jones, has resigned as President and Chief Executive Officer and a Director of the Company, effective January 5, 2009. Pursuant to the terms of the employment agreement between the Company and Mr. Jones, Mr. Jones will be entitled to severance benefits consisting principally of 18 months’ base salary plus target bonus, subject to his execution of the form of release agreement attached to the employment agreement filed by the Company as an exhibit to a Form 8-K on July 16, 2006. In consideration of any claims that Mr. Jones may have to a guaranteed retention bonus payment for the 2008 fiscal year that would have been payable to him upon continued service through March 2009, the Company has agreed to pay Mr. Jones $510,000 (75% of the guaranteed retention bonus amount), subject to his performance of transition consulting services during the three-month period following his termination of service.

Mr. Marshall was most recently Principal of Wildridge Capital Management, a private equity firm he founded approximately three years ago. Prior to founding Wildridge Capital, he was Chief Executive Officer for eight years with Nash Finch Company, a $5 billion food distribution and retail organization. Marshall earlier helped drive a turnaround of $4 billion supermarket retailer Pathmark Stores, Inc., where he served as Executive Vice President and Chief Financial Officer from 1994 to 1998. Preceding that, Marshall served in senior management positions in a variety of retail companies including Dart Group Corporation's Crown Books division and Barnes & Noble college bookstores.

In connection with Mr. Marshall’s appointment, he entered into an employment agreement with the Company, dated as of January 3, 2009. Pursuant to the agreement, which provides for a fixed three-year term of employment, Mr. Marshall will serve as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors.

Pursuant to the agreement, Mr. Marshall will receive a signing bonus of $250,000 (which would be repayable upon certain terminations of employment prior to January 5, 2010), and will, during the employment term, receive base salary at a rate of $750,000 per annum and be eligible for annual bonuses at a target level of 100% of base salary, with a maximum level of 200% of base salary. Pursuant to the agreement, Mr. Marshall will, prior to February 1, 2009, be granted 2,000,000 options to purchase Company common stock with a per share exercise price equal to the fair market value of the common stock on the grant date. 200,000 of the stock options will be granted pursuant to the Company’s 2004 Long Term

Incentive Plan and 1,800,000 will be granted as an inducement option pursuant to New York Stock Exchange rules permitting grants to new hires to be made outside of a shareholder-approved plan. The stock options will vest in three equal installments on November 1, 2009, January 5, 2011, and January 5, 2012 (except that the first installment of the 200,000 stock options granted under the 2004 Long Term Incentive Plan will vest on the first anniversary of grant). In all cases, vesting is contingent on Mr. Marshall’s continued employment with the Company through the applicable vesting date. The stock options are intended to be the only long-term incentive award granted to Mr. Marshall during the employment term. The agreement also provides a $100,000 relocation allowance and reimbursement of up to $15,000 of Mr. Marshall’s legal fees incurred in negotiation of the agreement.

Pursuant to the agreement, if Mr. Marshall’s employment is terminated during the employment term by the Company without cause or by him for good reason (each as defined in the agreement), he will be entitled to receive severance payments equal to the value of base salary and target bonus for the remainder of the employment term, as well as welfare benefit continuation through the end of the scheduled term. The cash severance payments are initially payable in installments, but in the event the payment period extends beyond the later of March 15th of the year following the calendar year in which Mr. Marshall’s employment is terminated or two and one-half months following the end of the Company’s fiscal year in which Mr. Marshall’s employment is terminated, the remaining payments are payable to him in a lump sum on the last day of the month immediately preceding the month in which the later of the dates specified above falls. Severance payments are subject to Mr. Marshall’s execution and non-revocation of a release of claims against the Company and its affiliates.

If the Company undergoes a change of control for purposes of Section 280G of the Internal Revenue Code prior to February 1, 2010 and Mr. Marshall is subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code, the Company will make a tax equalization payment to Mr. Marshall to insulate him against the impact of the excise tax. The right to a tax equalization payment is subject to a 15% de minimis “cut-back” pursuant to which change of control payments will instead be reduced to the maximum amount payable without triggering the excise tax if the total payments exceed that “safe harbor” amount by 15% or less. If the Company undergoes a change of control for purposes of Section 280G of the Internal Revenue Code on or after February 1, 2010 and Mr. Marshall is subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code, payments to Mr. Marshall will be reduced to the maximum amount payable without triggering the excise tax, unless Mr. Marshall is in a better-off net after-tax position if no payments are reduced, in which case payments will not be so reduced.

The agreement provides that while employed and for one year following termination of employment, Mr. Marshall is subject to a non-competition and non-solicitation covenant, and provides as well for a confidentiality commitment of perpetual duration.

The foregoing description is qualified in its entirely by the text of the agreement, a copy of which is attached hereto as Exhibit 10.30.

In addition to Marshall’s appointment, the Board of Directors has announced certain additional management changes.

Mark Bierley has been named Chief Financial Officer and Executive Vice President, Finance. He replaces Edward W. Wilhelm, who held the Chief Financial Officer position for the last eight years. Mr. Bierley has more than 20 years of financial and accounting experience and has been with the Company since 1996. He has progressed through a variety of management positions at the Company, including inventory and financial posts, and most recently served as Senior Vice President, Finance. In connection with his new position, Mr. Bierley will receive base salary at a rate of $375,000 per annum and be eligible for annual bonuses at a target level of 80% of base salary, with a maximum level of 160% of base salary.

Mr. Wilhelm will continue to serve the Company for a transition period that will last until April 10, 2009, unless earlier terminated by mutual agreement of Mr. Wilhelm and the Company. In consideration for this transition services commitment, the Company has entered into a resignation letter with Mr. Wilhelm which provides that his severance benefits will run for 18 months following termination as opposed to the 12 months to which he is entitled under his current employment agreement, and which confirms the vesting during the transition period of certain rights under existing compensatory arrangements. A copy of this letter is included as Exhibit 10.31 hereto.

Anne Kubek has been appointed Executive Vice President, Merchandising and Marketing, replacing Robert P. Gruen. Ms. Kubek has been with the Company since 1990 and most recently held the position of Senior Vice President, Borders Stores. In connection with her new position, Ms. Kubek will receive base salary at a rate of $325,000 per annum and be eligible for annual bonuses at a target level of 80% of base salary with a maximum level of 160% of base salary.

Additionally, Daniel T. Smith has been named to the new position of Chief Administrative Officer. Mr. Smith, who has been with the Company since 1995 in a variety of leadership roles, most recently held the position of Executive Vice President, Human Resources. In connection with his new position, Mr. Smith will receive base salary at a rate of $375,000 per annum and be eligible for annual bonuses at a target level of 80% of base salary, with a maximum level of 160% of base salary.

On January 5, 2009, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 5.02 as well as the NYSE notice described in Item 3.01 above.

ITEM 9.01            Financial Statements and Exhibits.

Exhibits:
10.30	Employment Agreement by and between Borders Group, Inc. and Ron Marshall dated as of January 3, 2009
10.31	Resignation Letter of Edward Wilhelm dated as of January 4, 2009
99.1	Press release issued by Borders Group, Inc. on January 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc.
(Registrant)

Dated: January 7, 2008		By: /s/ Mark Bierley
Mark Bierley
Executive Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)